Exhibit 99
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES FIRST QUARTER 2009 RESULTS
NOTABLE ITEMS FOR THE QUARTER INCLUDE:
•	NET INCOME OF $2.7 MILLION

•	LOAN ORIGINATIONS EXCEED $48 MILLION

•	DEPOSITS GROW 8.8%

•	CASH DIVIDEND OF $0.04 PER COMMON SHARE DECLARED PAYABLE TO HOLDERS OF RECORD MAY 13, 2009 AND PAYABLE MAY 27, 2009.

•	STOCKHOLDERS’ EQUITY REACHES $391 MILLION, OR 21.5% OF TOTAL ASSETS.

•	ALLOWANCE FOR LOAN LOSSES INCREASED TO $9.8 MILLION AS NONPERFORMING ASSETS RISE TO $25.2 MILLION, OR 1.39% OF TOTAL ASSETS
Avenel, New Jersey, April 28, 2009....Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported net income of $2.7 million for the quarter ended March 31, 2009, compared to $5.6 million for the quarter ended March 31, 2008. Net income for the quarter ended March 31, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance. Basic and diluted earnings per common share for the quarters ended March 31, 2009 and 2008, was $0.06 and $0.13, respectively. Excluding the realized gain on the death benefit from bank owned life insurance of $0.06 per share, basic and diluted earnings per common share for the quarter ended March 31, 2008, were $0.07 per common share.
Commenting on the first quarter results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted “Although we continue to achieve strong earnings, the continued economic downturn nationally and in our region has negatively affected certain of our borrowers. This has resulted in an increase in our non-performing assets during the quarter. This increase in non-performing assets, as well as our consideration of the current economic environment, especially the real estate market, has resulted in the recognition of additional provisions for loan losses for the current quarter.”
Mr. Alexander continued, “Northfield remains committed to supporting our communities and our customers through these challenging times. Our strong capital and liquidity have allowed us to continue to lend to creditworthy borrowers and we continue to work proactively with certain of our borrowers to restructure their loans to assist them through this economic downturn.”
Mr. Alexander also commented, “Our earnings and capital remain strong, and I’m pleased to announce the declaration of our third cash dividend of $0.04 per common share, payable on May 27, 2009, to stockholders of record as of May 13, 2009.”
Financial Condition
Total assets increased to $1.816 billion at March 31, 2009, from $1.758 billion at December 31, 2008. The increases primarily were in loans held for investment, net of $34.3 million, and securities of $21.4 million. Loans held for investment, net totaled $624.3 million at March 31, 2009, as compared to $590.0 million at December 31, 2008. The increase was primarily in multi-family real estate loans which increased $23.2 million, or 21.4%, to $131.8 million, from $108.5 million at December 31, 2008. Loans held for investment, net also increased due to an increase in commercial loans of $9.3 million, or 83.9%, to $20.3 million, from $11.0 million at December 31, 2008, and commercial real estate loans increased $8.8 million, or 3.0%, to $297.9 million, from $289.1 million at December 31, 2008.

The Company’s securities portfolio totaled $996.0 million at March 31, 2009, as compared to $974.6 million at December 31, 2008, and consisted of $753.8 in mortgage-backed debt securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. At March 31, 2009, the Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” These private label securities had an amortized cost of $205.1 million, and an estimated fair value of $196.2 million, at March 31, 2009. At March 31, 2009, the private label securities portfolio was in a net unrealized loss position of $8.9 million, consisting of gross unrealized losses of $11.2 million, and gross unrealized gains of $2.3 million.
All but two of the private label securities were rated AAA at March 31, 2009. Of the two securities, one security with an estimated fair value of $5.6 million was rated Baa2 and the second with an estimated fair value of $5.4 million was downgraded from Baa3 at December 31, 2008 to CCC at April 6, 2009. The Company continues to receive principal and interest payments in accordance with the contractual terms on both of these securities. Management has evaluated, among other things, the delinquency status, estimated default rates, and the estimated loss severity in liquidating the underlying collateral for each of these two securities and believes that such losses are temporary at March 31, 2009. The Company has no investment in Fannie Mae or Freddie Mac common or preferred stock, or in any trust preferred securities. At March 31, 2009, the Company had an investment of $7.1 million in common stock of the Federal Home Loan Bank of New York (FHLB). As a member of the FHLB, the Bank is required to hold shares of capital stock as a condition of membership and engaging in certain borrowing transactions.
Nonperforming assets totaled $25.2 million, or 1.39%, of total assets at March 31, 2009, compared to $10.7 million, or 0.61%, of total assets at December 31, 2008. Nonperforming assets are summarized below at March 31, 2009, and December 31, 2008. Also shown for the same dates are troubled debt restructurings on which interest is accruing.

(in thousands)	March 31, 2009	December 31, 2008
Non-accruing loans (includes $9,650 and $950 in troubled debt restructured loans at March 31, 2009 and December 31, 2008, respectively)	$22,816	9,502
Loans 90 days or more past maturity and still accruing	1,281	137

Total Nonperforming loans	24,097	9,639
Other Real Estate Owned	1,071	1,071

Total Nonperforming assets	$25,168	10,710

Accruing loans subject to troubled debt restructuring agreements	$2,414	—
Non-accruing loans increased $13.3 million, for the quarter ended March 31, 2009, which was due primarily to an increase of $6.3 million in construction and land loans, $5.4 million in commercial real estate loans, $1.4 million in secured commercial and industrial loans, $547,000 in multifamily loans, and $392,000 in one- to -four family residential real estate loans. These increases were partially offset by a $595,000 charge-off on one construction loan for the quarter ended March 31, 2009. The above noted non-accruing loans included $9.7 million in loans that were subject to troubled debt restructuring agreements. The increase in troubled debt restructuring for the first quarter of 2009 related primarily to loans that were accruing at December 31, 2008, but were demonstrating weaknesses that management believed warranted formal restructurings, with the objective of maximizing the ultimate collectability of the loans. Based upon a borrower’s payment performance prior to the restructuring and various other uncertainties, including changes in the current economic environment, management deemed it appropriate to place these loans in a non-accrual status until the borrowers demonstrate sustained performance under the restructured terms. In addition, loans 90 days or more past maturity and still accruing interest increased to $1.3 million, these loans are current as to the original contractual principal and interest payment terms, are considered well secured, and are currently in the process of renewal.
Total liabilities increased to $1.425 billion at March 31, 2009, from $1.371 billion at December 31, 2008. The increase was primarily attributable to an increase in deposits of $90.0 million, partially offset by a decrease in borrowed funds of $51.1 million. The decrease in borrowed funds was due primarily to maturities associated with prior leverage strategies for the purchases of investment securities and certificates of deposit with acceptable levels of credit and interest rate risk. The increase in deposits for the quarter ended March 31, 2009, was primarily due to an increase of $58.9 million in certificates of deposit, including $40 million in deposits that were originated through the Certificate of Deposit Account Registry Service (CDARS). These CDARS deposits matured on April 8, 2009 and had a cost of 27 basis points (0.27%). The Company will, from time to time, borrow through the CDARS program to take advantage of short-term leverage opportunities. Deposits also increased for the quarter as a result of a $25.4 million increase in money market account balances, and an $11.7 million increase in transaction accounts. These deposit increases for the quarter were partially offset by a $6.0 million decrease in passbook and statement savings accounts.
Total stockholders’ equity increased to $391.0 million at March 31, 2009, from $386.6 million at December 31, 2008. The increase was primarily attributable to net income of $2.7 million for the quarter ended March 31, 2009, and an increase in other comprehensive income of $5.6 million, related primarily to a decrease in market interest rates that resulted in an increase in the estimated fair values of our investment securities. These increases were partially offset by $3.8 million in stock repurchases and dividends declared of approximately $800,000 for the quarter. In February 2009, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company may repurchase up to 2,240,153 shares of its outstanding shares. The Company is conducting such repurchases in accordance with a Rule 10b5-1 trading plan, and through April 27, 2009, has purchased 456,150 shares of common stock, at an average purchase price of $10.19 per share.
Northfield Bank’s Tier 1 (core) capital ratio was approximately 15.9%, at March 31, 2009. This ratio continues to significantly exceed the required regulatory capital necessary to be considered “well capitalized” under federal capital regulations.
Results of Operations
Net income for the quarter ended March 31, 2009, decreased $2.9 million, or 51%, as compared to the same prior year quarter. The decrease in net income was due primarily to a $2.5 million, nontaxable, death benefit realized on bank owned life insurance in the quarter ended March 31, 2008. Net income for the current quarter also was negatively affected by an increase in our provision for loan losses of $1.0 million, and an increase in non-interest expenses of $1.8 million. These increases were partially offset by an increase in net interest income of $2.2 million, primarily due to an increase in interest-earning assets in the first quarter of 2009.
The provision for loan losses for the quarter ended March 31, 2009, was $1.6 million, as compared to $598,000 for the quarter ended March 31, 2008. The increase related to an increase in reserves on impaired loans, loan growth, and increases in general loss factors in response to continued deterioration in general real estate collateral values and weakness in the overall economy.
Total non-interest expense increased $1.8 million, or 30.0%, to $7.8 million at March 31, 2009, as compared to $6.0 million for the quarter ended March 31, 2008. The increase was caused, in part, by higher employee compensation and benefits of $767,000, due primarily to costs associated with equity awards granted on January, 30, 2009, higher health care costs, and merit and market salary adjustments effective January 1, 2009. Non-interest expense also was higher due to increased FDIC insurance costs of $366,000, due to higher insurance rates and increased deposit balances subject to these rates. Premises and equipment costs also increased $377,000, and were associated with the Company’s new operations center, and depreciation related to premises renovations, as well as increased maintenance and repairs. Data and item processing also was higher by $208,000, related to increased loan and deposit transaction volumes, as well as conversion costs associated with the Company’s new data processing system.
Net interest income was $12.8 million for the quarter ended March 31, 2009, an increase of $2.2 million, or 20.5%, from $10.6 million for the quarter ended March 31, 2008. The increase in net interest income was primarily due to an increase in total average interest-earning assets of $307.4 million, or 22.3%. Net interest margin for the quarter ended March 31, 2009 was 3.07%, an increase of four basis points over the linked-quarter net interest margin of 3.03%, a decrease of three basis points from the quarter ended March 31, 2008. The net interest margin was negatively affected by a 13 basis point decrease in the rate earned on interest-earning assets, from 5.06% for the quarter ended March 31, 2008, to 4.93% for the quarter ended March 31, 2009. The rate earned on the Company’s loan portfolio, interest-bearing deposits in other financial institutions, and corporate bonds and money market mutual funds, decreased due to the general decline in market interest rates for these asset types. These decreases were partially offset by a 31 basis point increase in the rate earned on mortgage-backed securities, from 4.46% for the quarter ended March

31, 2008, to 4.77% for the quarter ended March 31, 2009. The increase in the rate earned on this security type was due primarily to higher rates earned on private label mortgage-backed securities. The net interest margin was positively affected by a 32 basis point decrease in the rate paid on interest-bearing liabilities, from 2.77% for the quarter ended March 31, 2008 to 2.45% for the quarter ended March 31, 2009, due primarily to a decrease in rates paid on interest-bearing deposits, resulting from a general decline in market interest rates.
The Company recorded income tax expense of $1.6 million and $1.8 million for the quarters ended March 31, 2009, and 2008, respectively. The effective tax rate for the quarter ended March 31, 2009 was 36.5%, as compared to 24.3% for the quarter ended March 31, 2008. The increase in the effective tax rate was the result of a higher level of taxable income in 2009, as compared to 2008. The quarter ended March 31, 2008, included $2.9 million of income from bank owned life insurance as compared to $433,000 for the quarter ended March 31, 2009. Income on bank owned life insurance in 2008 included a $2.5 million, nontaxable, death benefit.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	March 31, 2009	December 31, 2008
Selected Financial Condition Data:
Total assets	$1,816,486	$1,757,761
Cash and cash equivalents	104,392	50,128
Certificates of deposit (fully insured by the FDIC)	7,716	53,653
Securities available for sale, at estimated fair value	980,078	957,585
Securities held to maturity	13,359	14,479
Trading securities	2,522	2,498
Loans held for investment, net	624,250	589,984
Allowance for loan losses	(9,827)	(8,778)
Net loans held for investment	614,423	581,206
Loans held for sale	1,059	—
Bank owned life insurance	42,434	42,001
Non-performing loans(1)	24,097	9,639
Other real estate owned	1,071	1,071
Federal Home Loan Bank of New York stock, at cost	7,115	9,410

Borrowed funds	281,017	332,084
Deposits	1,114,491	1,024,439
Total liabilities	1,425,487	1,371,183
Total stockholders’ equity	390,999	386,578

	Quarter Ended
	March 31,
	2009	2008
Selected Operating Data:
Interest income	$20,482	$17,315
Interest expense	7,721	6,724

Net interest income before provision for loan losses	12,761	10,591
Provision for loan losses	1,644	598

Net interest income after provision for loan losses	11,117	9,993
Non-interest income	969	3,399
Non-interest expense	7,782	5,986

Income before income tax expense	4,304	7,406
Income tax expense	1,569	1,801

Net income	$2,735	$5,605

Net income per common share-basic and diluted (2)	$0.06	$0.13

	At or For the Three Months Ended
	March 31,
	(annualized)
	2009	2008
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)(5)	0.63%	1.54%
Return on equity (ratio of net income to average equity)(5)	2.87	6.03
Average equity to average total assets	21.86	25.60
Interest rate spread	2.48	2.29
Net interest margin	3.07	3.10
Efficiency ratio(4) (5)	56.68	42.79
Non-interest expense to average total assets	1.78	1.65
Average interest-earning assets to average interest-bearing liabilities	131.80	141.09
Asset Quality Ratios:
Non-performing assets to total assets	1.39	0.74
Non-performing loans to total loans held for investment, net	3.86	2.53
Allowance for loan losses to non-performing loans	40.78	55.10
Allowance for loan losses to total loans	1.57	1.40

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 43,089,331 and 43,170,161 average shares outstanding for the three months ended March 31, 2009, and March 31, 2008, respectively. Diluted earnings per share for the three months ended March 31, 2009, is calculated based on 43,104,409 average shares outstanding. Diluted earnings per share for the three months ended March 31, 2008 is calculated based on 43,170,161 average shares outstanding.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Quarter ended March 31, 2008 amounts include a $2.5 million, nontaxable, death benefit realized on bank owned life insurance.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended March 31,
	2009			2008
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$601,245	$8,571	5.78%	$433,166	$6,989	6.49%
Mortgage-backed securities	943,951	11,114	4.77	760,018	8,425	4.46
Other securities	31,943	282	3.58	58,042	710	4.92
Federal Home Loan Bank of New York stock	7,917	80	4.10	10,524	131	5.01
Interest-earning deposits in financial institutions	98,229	435	1.80	114,137	1,060	3.74

Total interest-earning assets	1,683,285	20,482	4.93	1,375,887	17,315	5.06
Non-interest-earning assets	86,820			83,968

Total assets	$1,770,105			$1,459,855

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$523,886	1,636	1.27	$373,569	904	0.97
Certificates of deposit	448,761	3,321	3.00	392,260	3,881	3.98

Total interest-bearing deposits	972,647	4,957	2.07	765,829	4,785	2.51
Borrowed funds	304,513	2,764	3.68	209,322	1,939	3.73

Total interest-bearing liabilities	1,277,160	7,721	2.45	975,151	6,724	2.77
Non-interest bearing deposit accounts	94,185			94,364
Accrued expenses and other liabilities	11,816			16,563

Total liabilities	1,383,161			1,086,078
Stockholders’ equity	386,944			373,777

Total liabilities and stockholders’ equity	$1,770,105			$1,459,855

Net interest income		$12,761			$10,591

Net interest rate spread (2)			2.48			2.29
Net interest-earning assets (3)	$406,125			$400,736

Net interest margin (4)			3.07			3.10
Average interest-earning assets to interest-bearing liabilities			131.80			141.09

(1)	Average yields and rates for the three months ended March 31, 2009, and 2008 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
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